 EXHIBIT 99.1

DRAFT

Contact:
Eva Yan, CFO
E-mail: evayan@chn-biotics.com
Web: www.chn-biotics.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: www.ccgirasia.com

For Immediate Release

China-Biotics, Inc. Announces Changes to Management Team

Shanghai, China – October 23, 2009 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced that Lewis Fan has resigned as Chief Financial Officer in order to pursue other professional interests. Mr. Fan had no disagreements with the Company in regard to its financial statements or accounting matters. His resignation was effective October 21, 2009.

The Company is currently searching for qualified candidates to replace Mr. Fan.  Ms. Eva Yan, Chief Administration Officer and a director of Shanghai Shining Biotechnology Co. Ltd., a subsidiary of China-Biotics, will serve as interim Chief Financial Officer until a successor is named.

“Mr. Fan has been a valuable member of our team and I would like to personally thank him for his contribution as Chief Financial Officer,” said Mr. Jinan Song, Chairman and Chief Executive Officer. “He was chiefly responsible for our successful recent public offering and his input and experience have been invaluable in our success this year. We wish him well in his future endeavors.”

About China-Biotics, Inc.

China-Biotics, Inc., a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. China-Biotics plans to launch 300 Shining brand retail outlets in major cities in China. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###